OSF FINANCIAL SERVICES. INC.
3640 FOUNTAINVIEW OR,. #139
HOUSTON, TX 77057




                      EMPLOYMENT AGREEMENT

This Agreement for Employment is made June i9, 2001 by and between OSF Financial Services, Inc. ("Employer") and Lloyd P.
Broussard ("Employee").

For good and valuable consideration, receipt of which is hereby acknowledged the Employer shall employ as any Employee subject to the following terms and conditions.

1.   The Employee shall commence employment on January 1,2001.

2. The Employee shall perform the following duties and responsibilities:

POSITION: CHIEF EXECUTIVE OFFICER

DUTIES & RESPONSIBILITIES

The Chief Executive Officer - shall have the following duties and responsibilities:

     A. The purpose, duty and responsibility of the Chief Executive Officer (CEO) is to provide oversight and management to the corporation, its personnel and assets. The CEO is further task with providing the link between the corporation and its Board of Directors, the corporation and its shareholders and the corporation and its customers. The CEO is responsible for the fiscal performance of the corporation.

          The CEO is responsible for calling the Quarterly Board of Directors meeting and providing financial and administrative reports that may be required by the Board of Directors.

     B. The CEO must establish and keep clear, concise commumcation with the corporate officers and Department Directors. The use of electronic messaging is highly recommended. Hard copy of electronic files are required to kept at the corporate office.

     C.   The CEO is responsible for the following:

          1. For management and oversight of the corporation's assets, both material and human;

          2. Is responsible for the implementation and enforcement of company policies;
     3. Ensuring compliance with lending guidelines along with federal and state laws;

     4. Informing the corporation's Board of Directors of any violation of company's policy, lending guidelines and/or federal and state laws. This must be in writing withing 24 hours of its occurrence upon notification;

     5.   Promote, develop and implement "Customer Care
          Relations" ideas and concepts to facilitate and perpetuate a growing business atmosphere.

     6. Encourage continuing education for all employees. The idea is that a better educated employee is a more valuable employee.

D. The CEO shall ensure fiscal accountability across the board.

F. The CEO shall ensure administrative accountability and compliance across the board.

F. The CEO shall stay abreast of changes in the mortgage banking industty and implement such changes as deemed necessary to stay at the forefront of the industry.

0. The CEO must be knowledgeable of and cause to be enforce all Federal and State consumer-oriented laws and other lending guidelines.

H. The CEO annually shall review or cause to be reviewed all company policies and guidelines as indicated in the Personnel Policy Manual along with applicable state and federal laws. Upon making recommendations to the Board of Directors and having same approved, CEO shall implement and enforce or cause to be enforce any changes, amendments or modifications approved by the Board.

I. The CEO shall provide direct oversight over the fiscal affairs of the corporation. The CEO is responsible for the quarterly audited financial reports from the Chief
     Financial Officer to the Board.

J. Act as liaison between corporation and all governmental agencies (HUDIFHA, VA, USDA!RD, Fannie Mae & Freddie Mac), city, state and federal. Maintain relationships and keep in good standing.

K.   Provide public relations for the corporation.

L.   The CEO reports to the Board of Directors.

The Employee shall perform such further and other duties as are required by the Employer.
3. The Employee shall work Monday through Friday from 8 A.M. to 5:30 P.M. and such additional hours as are required by the Employer for the Employee to competently perform the duties of his position. The Employee shall use his best efforts on behalf of the Employer.

4. The Employee shall comply with all stated standards of performance, policies, rules, regulations and manuals, receipt of which by the Employee is hereby acknowledged. The Employee shall also comply with such future Employer policies, rules, regulations, performance standards and manuals as may be published or amended from time to time.

5. The Employee's employment under this Agreement shall commence January 1, 2001, and shall terminate on December 31, 2005, unless terminated prior to such time for cause. Cause is defined as actions or lack thereof that presents actual danger to the corporation or its employees, the value of its stock, or other damage(s) that are deemed detrimental to the good order and discipline of the corporation and the benefit of the shareholders.

6. The Employer shall pay to the Employee as compensation for services, and the Employee agrees to accept the sum of $50,000.00 per year payable bi-monthly of $2083.33, and be entitled to the following "fringe benefits't: Medical, Dental & Life Insurance, 401(k) Plan, Stock Option Plan, Other Retirement Plan corporation may put into effect.

Bonus - Based on the corporation's annual performance (amount to be determined by the Board) the President may be eligible for a bonus.

7. This contract of employment amy terminate upon the occurrence of any of the following events: (a) the death of the Employee; (b) the failure of the Employee to perform his duties satisfactorily after notice or warning thereot (c) for just cause based upon non-performance of duties by Employee; (d) economic reasons of the Employer which may arise during the term of this Agreement and which may be beyond the control of the Employer.

In the event of termination by Employer, Employer agrees to the following without change by the Employer and/or its Board of Directors or its successors:

     1. Employee shall be entitled to cash compensation in the amount of $1,000,000.00 payable at the time of termination;
     2.   Employee shall be entitled to maintain his/her Stock
          Option Plan;
     3. Employee shall be entitled to purchase any company vehicle operated by the Employee for $1.00

If the Employee self-terminates employment for any reason besides health (mental or physical) or mandatory retirement age, the Employee shall forfeit the above guarantee benefits.

8. The Employee shall not, at any times during the period hereof and for five (5) years from the date of termination of this Agreement, directly or indirectly, within a geographic area of 100 miles, engage in, or become involved in, any competitive or similar business as that of the within Employer.

9. Any dispute under this contract shall be required to be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both arbitrators shall select a third. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect.

10. This Agreement may not be assigned without prior notice by either party, and subject to the mutual consent and approval of any such assignment.

11. This Agreement constitutes the complete understanding between the parties, unless amended by a subsequent written instrument signed by the employer and employee.

Employee
Lloyd P. Broussard Chief Executive Officer
Date

Employer

Date
Winfred Fields Corporate Secretary